Exhibit 10.11

Aptevo Therapeutics Inc.

Senior Management Severance Plan

Section 1. Definitions. The following terms shall have the meaning ascribed to them below:

(A)	“Applicable Bonus” shall mean the Participant’s individual annual target bonus at the time of termination.

(B)	“Base Salary” shall mean a Participant’s annual base salary in effect on the date of the Change of Control or the date of termination, whichever is applicable.

(C)	“Board” shall mean the board of directors of the Company or any committee of the Board that has been delegated authority to administer this Plan.

(D)	“Cause” shall mean each of the following that results in demonstrable harm to the Company’s financial condition or business reputation: (1) Participant’s conviction of or plea of guilty or no contest to any felony or crime of moral turpitude; (2) Participant’s dishonesty or disloyalty in performance of duties; (3) conduct by the Participant that jeopardizes the Company’s right or ability to operate its business; (4) violation by the Participant of any of the Company’s policies or procedures, (including without limitation employee workplace policies, anti-bribery policies, insider trading policy, communications policy, etc.) if uncured within two weeks of written notice by the Company; or (5) Participant’s willful malfeasance, misconduct, or gross neglect of duty.

(E)	“Change of Control” shall means an event or occurrence set forth in any one or more of subsections (a) through (d) below, including an event or occurrence that constitutes a Change of Control under one of such subsections but is specifically exempted from another such subsection, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5):

(a)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company or an Excluded Person, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section; or

(b)	at such time as the Incumbent Directors do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company); or

(c)	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(F)	“Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, the regulations promulgated thereunder.

(G)	“Company” shall mean Aptevo Therapeutics Inc., and each of its subsidiaries, and after a Change of Control, any successor or successors thereto, including any Acquiring Corporation (as defined in Section 1(E)(c)).

(H)	“Compensation” shall mean the sum of a Participant’s Applicable Bonus and Base Salary.

(I)	“Effective Date” shall be , 2016.

(J)	“Employee Benefits” shall mean, except as otherwise specified by the Board with respect to a Participant at the time such Participant is designated as a Participant, the employee and fringe benefits and perquisites (including without limitation medical, dental, and life insurance), and pension benefits (including maximum matching contributions) made available to a Participant (and his or her eligible dependents) immediately prior to the Participant’s termination, in the case of the application of Section 3(a)(vii) or immediately prior to a Change of Control in the case of the application of Section 5(d) (or, in each case, the economic equivalent thereof where applicable laws prohibit or restrict such benefits), provided that “Employee Benefits” shall not include life insurance in excess of one year or disability insurance.

(K)	“Excluded Person” shall mean Fuad El-Hibri and his respective “Affiliates” or “Associates” (each as defined in Rule 12b-2 under the Exchange Act), their respective heirs and any trust or foundation to which either of them have transferred or may transfer the Company’s voting securities.

(L)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(M)	“Good Reason” shall mean with respect to a Participant, (i) a material diminution in the Participant’s base compensation, (ii) a material diminution in the Participant’s authority, duties or responsibilities, (iiii) relocation of the Participant’s primary office more than 35 miles from its current location, or (iv) any other action or inaction that constitutes a material breach by the Company of its obligations under the Plan. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (1) the Participant provides the Company with written notice that the Participant intends to terminate employment hereunder for one of the grounds set forth in subsections (i), (ii), (iii) or (iv) of the immediately preceding sentence within sixty (60) days of such reason(s) occurring, (2) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) the Participant terminates employment within six (6) months from the date that Good Reason first occurs.

(N)	“Group” shall have the meaning ascribed to such term in the Exchange Act.

(O)	“Incumbent Director” shall mean at any date a member of the Board (i) who was a member of the Board on the Effective Date or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

(P)	“Participant” shall mean an employee of the Company with the title of Chief Executive Officer, Executive Vice President, Senior Vice President or Vice President who has (i) been employed by the Company for at least 6 months, (ii) been designated to participate in this Plan by the Board or, with the authorization of the Board, by the Chief Executive Officer of the Company, and (iii) executed the form provided by the Company to the employee substantially in the form attached hereto as Exhibit A (the “Acknowledgment Form”).

(Q)	“Person” shall have the meaning ascribed to such term in the Exchange Act.

(R)	“Plan” shall mean this Senior Management Severance Plan, as it may be amended from time to time.

Section 2. Term. This Plan shall be effective as of the Effective Date and shall continue in effect through December 31, 2021; provided, however, that, commencing on December 31, 2021, and on each December 31 thereafter, this Plan shall be automatically extended for one additional year unless, not later than ninety (90) days prior to the scheduled expiration of the term (or any extension thereof), the Company provides written notice that the term will not be extended.

Section 3. Severance Plan.

(a)	If during the term of this Plan a Participant’s employment with the Company is terminated by the Company without Cause, other than under circumstances described in Section 4 below, then such Participant shall become entitled to:

(i)	any unpaid Base Salary and, to the extent consistent with general Company policy and/or as otherwise required by applicable law, accrued but unused paid-time-off through the date of termination, to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period;

(ii)	reimbursement for any unreimbursed expenses incurred by such Participant prior to the date of termination;

(iii)	employee and fringe benefits and perquisites, if any, to which such Participant may be entitled as of the date of termination under the relevant plans, policies and programs of the Company;

(iv)	an amount equal to the percentage of such Participant’s Compensation set forth in the table below opposite such Participant’s title, to be paid, in accordance with and subject to Sections 3(c) and 13, in equal installments over the period set forth in the table below opposite such Participant’s title;

Title	Percentage of Participant’s Compensation	Period (months)
Chief Executive Officer	150%	18
Executive Vice President	125%	15
Senior Vice President	75%	9
Vice President	50%	6

(v)	any bonus earned but unpaid as of the date of termination for any previously completed year, to be paid in a single lump-sum, in accordance with and subject to Section 3(c) or, if later than the first payroll period that begins after the Release becomes binding, on the date on which such bonus would otherwise have been paid to the Participant if the Participant had remained employed;

(vi)	pro rata target annual bonus in respect of the year of termination, to be paid in a single lump-sum, in accordance with and subject to Section 3(c), on the first payroll period that begins after the Release becomes binding; and

(vii)	continued eligibility for such Participant and his/her eligible dependents to receive Employee Benefits, for such period following such Participant’s date of termination as set forth in the table at Section 3(a)(iv) above opposite such Participant’s title, except where the provision of such Employee Benefits would result in a duplication of benefits provided by any subsequent employer.

(b)	If during the term of this Plan, a Participant’s employment with the Company is terminated by the Company with Cause, then Participant shall not be entitled to receive any compensation, benefits or rights set forth herein or in Section 5, except to the extent provided by applicable law, and any stock options or other equity participation benefits vested on or prior to the date of such termination, but not yet exercised, shall immediately terminate.

(c)	As a condition to payment of any of the amounts under this Section 3(a)(iv)-(vii), Participant:

(i)	shall, for the period set forth therein, continue to comply with the non-solicit and non-competition terms of the Participant’s executed Acknowledgment Form;

(ii)	upon reasonable notice and at the Company’s expense, cooperate fully with any reasonable request that may be made by the Company (giving due consideration for Participant’s obligations with respect to any new employment or business activity) in connection with any investigation, litigation, or other similar activity to which the Company or any affiliate is or may be a party or otherwise involved and for which Participant may have relevant information; and

(iii)	shall execute a suitable waiver and release under which the Participant shall release and discharge the Company and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Participant (“the Release”); the Release must become binding within 60 days following the date of the termination event described in Section 3(a). After the Release becomes binding, the Participant will be paid pursuant to the terms of Section 3(a), in accordance with regular payroll cycles of the Company (starting with the first payroll period that begins after the Release is binding), provided that if the 60th day falls in the calendar year following the year of the date of the termination event described in Section 3(a), the payments will begin no earlier than the first payroll period of such later calendar year. Payments to certain Participants may be delayed by six months, as described in Section 13.

(d)	Should Participant breach any obligation set forth in Section 3(c), above, (which breach remains uncured for a period of 10 days following written notice) the Company shall be relieved of any obligation to make further payments to Participant and shall be entitled to receive full repayment and restitution of all amounts theretofore paid to Participant under Sections 3(a)(iv)-(vii).

Section 4. Termination Protection. If during the term of this Plan:

(a)	a Participant’s employment with the Company is terminated by the Company without Cause, or a Participant resigns for Good Reason, in each case within eighteen (18) months following a Change of Control, or

(b)	a Participant’s employment with the Company is terminated prior to a Change of Control (which subsequently occurs) at the request of a party involved in such Change of Control, or otherwise in connection with or in anticipation of a Change of Control, then in the case of each of clauses (a) and (b) such Participant shall become entitled to the compensation, benefits and rights set forth in Section 5 (a) through (f), inclusive, subject to Section 13. Notwithstanding anything to the contrary set forth in this Plan and subject to the provisions of Section 13, if a termination described in Section 4(b) occurs, the compensation, benefits and rights set forth in Section 5 (a) through (f) shall be paid or distributed in the same manner as set forth in Section 3(a).

Section 5. Benefits and Rights

(a)	Except as otherwise provided below, a cash lump sum, payable within thirty (30) days following the date of termination of employment equal to the sum of:

(i)	any unpaid Base Salary and, to the extent consistent with general Company policy and/or as otherwise required by applicable law, accrued but unused paid-time-off through the date of termination to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period;

(ii)	reimbursement for any unreimbursed expenses incurred by such Participant prior to the date of termination

(iii)	an amount equal to the percentage of such Participant’s Compensation set forth in the table below opposite such Participant’s title:

Title	Percentage of Compensation
Chief Executive Officer	250%
Executive Vice President	200%
Senior Vice President	125%
Vice President	65%

(iv)	any bonus earned but unpaid as of the date of termination for any previously completed year; and

(v)	such Participant’s pro rata target annual bonus in respect of the year of termination.

(b)	Such Employee Benefits, if any, to which such Participant may be entitled as of the date of termination of employment under the relevant plans, policies and programs of the Company.

(c)	Any unvested Company stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-unit awards (collectively, “Equity Awards”) held by such Participant that are outstanding on the date of termination of employment shall become fully vested as of such date, and the period during which any Equity Award held by such Participant that is outstanding on such date may be exercised (if applicable) shall be extended to a date that is the later of the fifteenth day of the third month following the date, or December 31 of the calendar year in which, such Equity Award would otherwise have expired if the exercise period had not been extended, but not beyond the final date such Equity Award could have been exercised if the Participant’s employment had not terminated, in each case based on the terms of such Equity Award at the original grant date.

(d)	Continued eligibility for such Participant and his/her eligible dependents to receive Employee Benefits, for such period following such Participant’s date of termination of employment as set forth in the table below opposite the Participant’s title, except where the provision of such Employee Benefits would result in a duplication of benefits provided by any subsequent employer.

Title	Period
Chief Executive Officer	30
Executive Vice President	24
Senior Vice President	12
Vice President	6

(e)	All rights such Participant has to indemnification from the Company immediately prior to the Change of Control shall be retained for the maximum period permitted by applicable law, and any director’s and officer’s liability insurance covering such Participant immediately prior to the Change of Control shall be continued throughout the period of any applicable statute of limitations.

(f)	The Company shall advance to such Participant all costs and expenses, including all attorneys’ fees and disbursements, incurred by such Participant in connection with any legal proceedings (including arbitration), which relate to the termination of employment or the interpretation or enforcement of any provision of this Plan, and the Participant shall have no obligation to reimburse the Company for any amounts advanced hereunder where such Participant prevails in such proceeding with respect to at least one material issue, it being acknowledged that settlement of any such proceeding shall relieve the Participant from any reimbursement obligation.

Section 6. Section 280G; Potential Reduction in Payments.

(a)	Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Participant shall have the following two options:

(i)	if a reduction in benefits to a Value equivalent to the Safe Harbor Amount would result in an increase in the Payments that would be retained by Participant, net of all applicable taxes, Participant may choose to reduce the amount of the payments made pursuant to this Plan to the Safe Harbor Amount, or

(ii)	in the event that Participant decides not to reduce the amount of Payments to the Safe Harbor Amount pursuant to Section 6(a)(i), Participant may choose to be solely responsible for the payment of all taxes, including any Excise Taxes, that become due thereon. The reduction of amounts payable pursuant to Section 6(a)(i), if applicable, shall be made, as determined by the Company, in the following order: (A) any cash payments, (B) any taxable benefits, (C) any nontaxable benefits, and (D) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the Excise Tax, to the extent necessary to maximize the Value of all Payments actually made to the Participant. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced.

(b)	All determinations required to be made under this Section 6, including the amount of such Excise Tax and the assumptions to be utilized to assist Participant with determining his/her options under Section 6(a), shall be made by such certified public accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

(c)	The following terms shall have the meanings below for purposes of this Section 6.

(i)	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)	“Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii)	A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(iv)	The “Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v)	“Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change of Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

Section 7. No Mitigation or Offset. Except as provided in Sections 3(a)(vii) and 5(d), a Participant shall not be required to mitigate the amount of any payment or benefit provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for hereunder be reduced by any compensation or benefits earned or received by such Participant as the result of employment by a subsequent employer, by retirement benefits, by offset against any amount claimed to be owed by such Participant to the Company or otherwise.

Section 8. Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provision shall remain in full force and effect.

Section 9. Withholding. All payments hereunder shall be reduced by any applicable taxes required by applicable law to be paid or withheld by the Company.

Section 10. Modification or Waiver. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination that adversely affects the rights of any Participant shall be unanimously approved by the Board and consented to in writing by such Participant, (b) no such amendment, modification or termination may affect the rights of a Participant then receiving payments or benefits under the Plan without the consent in writing of such Participant and (c) no such amendment, modification or termination made after a Change of Control shall be effective for at least eighteen (18) months following the closing of the Change of Control.

Section 11. Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Section 12. Administration of Plan. This Plan will be administered by the Board. The Board shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to this Plan as it shall deem advisable. The Board may construe and interpret the terms of this Plan and correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions of the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan. Neither the Board nor the Chief Executive Officer of the Company shall have any liability for any decision made in good faith in interpreting, implementing or operating this Plan, including without limitation, any changes made to the definition Good Reason, in establishing the list of Participants, or in selecting the Participants to be included in any of the Appendices attached to this Plan. The Company hereby agrees to indemnify and hold harmless each member of the Board and each officer, including without limitation the Chief Executive Officer of the Company, for (and in each case, advance) any and all costs and expenses incurred in connection with the administration, operation and implementation of the Plan, including without limitation any changes made to the definition Good Reason, in establishing the list of Participants, or in selecting the Participants to be included in any of the Appendices attached to this Plan. No amounts paid under this Section 12 for or on account of any of the foregoing officers or directors shall be included in Compensation under this Plan.

Section 13. Payments Subject to Section 409A.

(a)	Subject to the provisions in this Section 13, any severance payments or benefits under the Plan shall begin only upon the date of the Participant’s “separation from service” (as determined below), which occurs on or after the date of the Participant’s termination of employment. The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to the Participant under this Plan:

(i)	It is intended that each installment of the severance payments and benefits provided under this Plan shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)	If, as of the date of the Participant’s “separation from service” from the Company (within the meaning of Section 13(a)(iv) below), the Participant is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Plan.

(iii)	If, as of the date of the Participant’s “separation from service” from the Company, the Participant is a “specified employee” (within the meaning of Section 409A), then:

A.	Each installment of the severance payments and benefits due under this Plan that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in this Plan; and

B.	Each installment of the severance payments and benefits due under this Plan that is not described in Section 13(a)(iii)(A) above and that would, absent this subsection, be paid within the six-month period following the Participant’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Participant’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Participant’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Participant’s second taxable year following the taxable year in which the separation from service occurs.

(iv)	The determination of whether and when the Participant’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 13(a)(iv), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(b)	All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(c)	The Company makes no representation or warranty and shall have no liability to the Participants or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

(d)	The Plan and the Payments hereunder are intended to comply with or be exempt from Section 409A, and the Plan shall be interpreted consistent with the provisions of Section 409A.

Adopted by Aptevo Therapeutics Inc. this th day of , 2016.

/s/

[Insert Name] [Insert Title]

Exhibit A

Form of Senior Management Severance Plan

Acknowledgement Form

Terms used but not defined in this Acknowledgement Form shall have the meaning ascribed to them in the Aptevo Therapeutics Inc. Senior Management Severance Plan (the “Plan”).

I acknowledge and agree that:

1.	I am electing to become a Participant in, and to be subject to the terms and conditions of, the Plan.

2.	I acknowledge that any non-competition, non-solicitation, confidentiality, assignment of inventions, or similar agreement that I may have with the Company or any of its affiliates is not affected by this letter or by my participation in the Plan and remains in full force and effect.

3.	I agree that any indemnification agreement or shareholder agreement, that I may have with the Company or any of its affiliates is not affected by this letter or by my participation in the Plan and remains in full force and effect.

4.	I am and will remain an at-will employee, and my employer or I may terminate my employment at any time for any reason or for no reason.

5.	My compensation is governed by my employer’s general benefit plans, as they may be amended from time to time, unless the Company notifies me otherwise in writing.

6.	This Acknowledgment Form may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Company and me. This Acknowledgment Form shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Delaware without regard to conflicts of law provisions.

EMPLOYEE NAME	DATE